FIRST AMENDMENT TO INVESTMENT ACCOUNTING AGREEMENT

THE FIRST AMENDMENT TO INVESTMENT ACCOUNTING AGREEMENT (the "Amendment"), is made and entered into as of June 20, 1995, by and among THE PRUDENTIAL SERIES FUND, INC., a Maryland corporation, PRUDENTIAL'S GIBRALTAR FUND, a Delaware corporation (each a "Fund" and collectively the "Funds"), and INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company ("IFTC").

                                    RECITALS:

A. The Funds and IFTC are parties to that certain Investment Accounting Agreement dated as of December 31, 1994 (the "Agreement").

B. The Funds and IFTC desire to be able to implement from time to time electronic systems of communications between them and accordingly desire to amend and supplement the Agreement to include certain terms and conditions with respect thereto.

                                   AGREEMENTS:

In consideration of mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Fund and IFTC hereby agree that the Agreement is amended and supplemented to include the following covenants and agreements.

      If IFTC shall provide either Fund direct access to the Portfolio Accounting Systems or if IFTC and either Fund shall agree to utilize any electronic system of communication, the applicable Fund shall be fully responsible for any and all consequences of the use or misuse of the terminal device, passwords, access instructions and other means of access to such system(s) which are utilized by, assigned to or otherwise made available to the Fund. Such Fund agrees to implement and enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of such system(s). IFTC shall be full protected in acting upon any instructions, communications, data or other information received by IFTC by such means as fully and to the same effect as if delivered to IFTC by written instrument signed by requisite authorized representative(s) of applicable Fund. Such Fund shall indemnify and hold IFTC harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which my be suffered or incurred by IFTC as a result of the use or misuse, whether authorized or unauthorized, of any such system(s) by the Fund or by any person who acquires access to such system(s) through the terminal device, passwords, access instructions or other means of access to such system(s) which are utilized by, assigned to or otherwise made available to the Fund, except to the extent attributable to any negligence or willful misconduct by IFTC.

      In all other respects, the Agreement is hereby ratified and confirmed.

      IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first above written.


                        INVESTORS FIDUCIARY TRUST COMPANY

                        By: ALLEN R. STRAIN
                          --------------------------------
                          Title: Exec. VP


                        THE PRUDENTIAL SERIES FUND, INC.

                        By: STEPHEN P. TOOLEY
                          --------------------------------
                          Title: VP and Comptroller


                        PRUDENTIAL'S GIBRALTAR FUND

                        By: STEPHEN P. TOOLEY
                          --------------------------------
                          Title: VP and Comptroller